November 22, 2010

Legg Mason Capital Management Value Trust, Inc.

100 International Drive

Baltimore, Maryland 21202

Ladies and Gentlemen:

We have acted as counsel to Legg Mason Capital Management Value Trust, Inc., a Maryland corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the Company’s registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering the Class A, Class C and Class I shares of Legg Mason Capital Management Value Trust, a series of the Company’s capital stock (the “Acquiring Fund”), (the “Shares”) to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”) to be entered into by and among the Company, with respect to the Acquiring Fund, Legg Mason Investors Trust, Inc., a Maryland corporation, on behalf of its Legg Mason American Leading Companies Trust series (the “Acquired Fund”), and, solely for purposes of paragraph 10.2 thereof, Legg Mason Fund Adviser, Inc. and Legg Mason Partners Fund Advisor, LLC.

The Agreement provides for the transfer of all of the Acquired Fund’s assets to the Acquiring Fund in exchange solely for a number of Shares (including fractional Shares) determined in the manner specified in the Agreement and the assumption by the Acquiring Fund of the Acquired Fund’s liabilities, and the distribution by the Acquired Fund of the Shares to the Acquired Fund’s shareholders upon the liquidation and termination of the Acquired Fund.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, including the form of Agreement filed as an exhibit thereto, the Company’s articles of incorporation, as amended (the “Charter”), and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have further assumed that, upon issuance of the Shares pursuant to the Registration Statement, the number of issued Shares of each class will not exceed the number of such Shares authorized to be issued under the Charter. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Company. We express no opinion with respect to any other laws.

Legg Mason Capital Management Value Trust, Inc.

November 22, 2010

Based upon and subject to the foregoing, we are of the opinion that:

1. The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Company; and

2. When issued and delivered as provided in the Agreement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the references to this firm in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP